Exhibit 4.2

STORE CAPITAL CORPORATION,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

Supplemental Indenture No. 1

Dated as of March 15, 2018
to Indenture dated March 15, 2018

$350,000,000

4.50% Senior Notes due 2028

i

ii

Section 15.5	Severability	39
Section 15.6	Table of Contents, Headings, Etc	39
Section 15.7	Ratifications	39
Section 15.8	Effectiveness	39
Section 15.9	The Trustee.	39

iii

THIS SUPPLEMENTAL INDENTURE NO. 1 is entered into as of March 15, 2018 (the “First Supplemental Indenture”), among STORE Capital Corporation, a Maryland corporation (the “Company”) and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”), to that certain Indenture (the “Base Indenture”), dated as of March 15, 2018, between the Company and the Trustee.  Capitalized terms used in this First Supplemental Indenture without definition have the respective meanings given to them in the Base Indenture.

WITNESSETH:

WHEREAS, the Company has delivered to the Trustee the Base Indenture, providing for the issuance by the Company from time to time of Securities in one or more Series;

WHEREAS, Section 2.2 of the Base Indenture provides for various matters with respect to any Series of Securities issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture;

WHEREAS, the Company desires to execute this First Supplemental Indenture to establish the form and to provide for the issuance of a Series of its senior notes designated as its 4.50% Senior Notes due 2028 (the “Notes”), in an initial aggregate principal amount of $350,000,000;

WHEREAS, the Board of Directors of the Company has duly adopted resolutions authorizing the Company to execute and deliver this First Supplemental Indenture; and

WHEREAS, all of the other conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities of such Series, as follows:

ARTICLE I.
RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.1	Relation to Base Indenture.

This First Supplemental Indenture constitutes an integral part of the Base Indenture.  Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions will not be deemed to apply to any other Securities issued under the Base Indenture and will not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

Section 1.2	Definitions.

For all purposes of this First Supplemental Indenture, except as otherwise expressly provided for, or unless the context otherwise requires, all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this First Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

“Acquired Debt” means Debt of a person (1) existing at the time such person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company or (2) assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from such person.  Acquired Debt will be deemed to be incurred on the date the acquired person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company or the date of the related acquisition, as the case may be.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under the Indenture in accordance with Sections 2.3, 2.7 and 6.4 hereof, as part of the same series as the Initial Notes.

“Adjusted Treasury Rate” means, with respect to any Redemption Date,

(1)           the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided, however, that if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month; or

(2)           if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Adjusted Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

“Annual Debt Service Charge” means, for any period, the Interest Expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 of the United States Code, as amended.

“Benefited Party” will have the meaning ascribed thereto in Section 5.1.

“Clearstream” means Clearstream Banking, Société Anonyme and its successors and assigns.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the Remaining Life of the Notes to be redeemed, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Company and its Subsidiaries for such period, plus amounts that have been deducted and minus amounts that have been added for, without duplication: (1) Interest Expense, (2) provision for taxes based on income, (3) amortization of debt discount, premium and deferred financing costs, (4) impairments losses and gains on sales or other dispositions of properties and other investments, (5) non-cash compensation, (6) real estate-related depreciation and amortization, (7) the effect of any non-recurring non-cash items, (8) amortization of deferred charges, (9) gains and losses resulting from currency exchange effects and hedging arrangements, (10) gains or losses on early extinguishment of debt, and (11) fees, costs and expenses incurred during such period in sourcing, investigating, reviewing and making acquisitions and dispositions (in each case, whether or not completed), all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period, excluding, without duplication: (1) extraordinary items, and (2) the portion of net income (but not losses) of the Company and its Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Debt” means, with respect to any person, without duplication, any indebtedness of such person in respect of (1) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any Lien on any property or asset owned by such person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the board of directors of such person or, in the case of the Company or a Subsidiary, by the Board of Directors of the Company or a duly authorized committee thereof) of the property subject to such Lien, (3) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, or (4) any lease of property by such person as lessee that is required to be reflected on such person’s balance sheet as a capitalized lease in accordance with GAAP.  The term “Debt” also includes, to the extent not otherwise included, any non-contingent obligation of such person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another person (it being understood that Debt will be deemed to be incurred by such person whenever such person creates, assumes, guarantees (on a non-contingent basis) or otherwise becomes liable in respect thereof); provided, however, that the term “Debt” will not include (x) Intercompany Debt (to the extent the corresponding intercompany receivable is not included in Total Assets); and (y) Permitted Non-Recourse Guarantees of the Company or any of its Subsidiaries until such time as they become primary obligations of, and payments are due and required to be made thereunder by, the Company or any of its Subsidiaries.

“Defaulted Interest” will have the meaning ascribed thereto in Section 2.5.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.2 hereof, substantially in the form of Exhibit A hereto, except that such Note will not bear the Global Note legend and will not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes, The Depository Trust Company and any successor thereto.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system and its successors and assigns.

“Event of Default” will have the meaning ascribed thereto in Section 8.1.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Global Note” means, individually and collectively, each of the Notes of a Series in the form of a Global Security issued in the name of the Depositary or its nominee, substantially in the form of Exhibit A.

“Holders” will have the meaning ascribed thereto in Section 2.4.

“Indenture” means the Base Indenture, as supplemented by the First Supplemental Indenture, and as may be further supplemented, amended or restated.

“Indirect Participant” means a person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $350,000,000 aggregate principal amount of Notes issued under this First Supplemental Indenture on the date hereof.

“Intercompany Debt” means, as of any date, indebtedness and liabilities for borrowed money, secured or unsecured, to which the only parties are the Company and any Subsidiary of the Company as of that date.

“Interest Expense” means, for any period of time, the aggregate amount of interest recorded in accordance with GAAP for such period of time by the Company and its Subsidiaries, but excluding: (i) interest reserves funded from the proceeds of any loan; (ii) amortization of deferred financing costs, including gains or losses on early extinguishment of debt; (iii) prepayment penalties; (iv) non-cash swap ineffectiveness charges; and (v) any expense resulting from the discount or premium of any indebtedness in connection with the application of purchase accounting; and including, without duplication, effective interest in respect of original issue discount as determined in accordance with GAAP.

“Interest Payment Date” will have the meaning ascribed thereto in Section 2.4.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement, or other encumbrance securing Debt.

“Maturity Date” means March 15, 2028.

“Non-Recourse Debt” means Debt of a Subsidiary of the Company (or an entity in which the Company is the general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of such Subsidiary or entity, of which Debt of the Subsidiary entity is the borrower, and which Debt is non-recourse to the Company or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to such Subsidiary or entity that is the borrower); provided, however, that, if any such Debt is partially recourse to the Company or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to such Subsidiary of the Company or entity that is the borrower) and therefore does not meet the criteria set forth above, then only the portion of such Debt that does meet the criteria set forth above will constitute “Non-Recourse Debt.”

“Notes” has the meaning assigned to it in the recitals to this First Supplemental Indenture.  The Initial Notes and the Additional Notes will be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes will include the Initial Notes and any Additional Notes.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to The Depository Trust Company, will include Euroclear and Clearstream).

“Permitted Non-Recourse Guarantees” means customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements and carve-out guarantees) provided under Non-Recourse Debt in the ordinary course of business by the Company or any of its Subsidiaries in financing transactions that are directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a Subsidiary of the Company (or an entity in which the Company is the general partner or managing member), in each case that is the borrower in such financing, but is non-recourse to the Company or any of its other Subsidiaries, except for customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements or carve-out guarantees) as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and other customary exceptions to nonrecourse liability).

“Par Call Date” means December 15, 2027.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note, and, for the purposes of this definition, any Note authenticated and delivered under Section 2.8 of the Base Indenture in lieu of a lost, destroyed or stolen Note will be deemed to evidence the same debt as the lost, destroyed or stolen Note that it replaces.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer.

“Prospectus” means the base prospectus, dated February 23, 2018, included as part of a registration statement on Form S-3 under the Securities Act, filed by the Company with the SEC on February 26, 2018 (Registration No. 333-223206), as supplemented by a prospectus supplement, dated March 8, 2018, filed by the Company with the SEC on March 9, 2018 pursuant to Rule 424(b) under the Securities Act.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Record Date” will have the meaning ascribed thereto in Section 2.4.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Article IV hereof, the date fixed for such redemption in accordance with the provisions of Article IV hereof.

“Redemption Price” will have the meaning ascribed thereto in Section 4.1.

“Reference Treasury Dealer” means each of (1) Goldman Sachs & Co., LLC, (2) Morgan Stanley & Co. LLC, (3) Wells Fargo Securities, LLC and (4) any one other Primary Treasury Dealer selected by the Company; provided, however, that if any of the Reference Treasury Dealers referred to in clause (1), (2) or (3) above ceases to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Life” means, with respect to any Notes to be redeemed, the remaining term of such Notes, calculated as if the maturity date of such Notes were the Par Call Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Significant Subsidiary” means a Subsidiary that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means, with respect to the Company, any person (as defined in the Base Indenture but excluding an individual), a majority of the outstanding Voting Stock, partnership interests, membership interests or other equity interest, as the case may be, of which is owned or controlled, directly or indirectly, by the Company, or by one or more other Subsidiaries of the Company, and which is required to be consolidated with the Company in accordance with GAAP.

“Total Assets” means the sum of, without duplication (1) Undepreciated Real Estate Assets and (2) all other assets (excluding accounts receivable and non-real estate intangibles) of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means the sum of, without duplication, (1) those Undepreciated Real Estate Assets that are not subject to a Lien securing Debt and (2) all other assets (excluding accounts receivable and non-real estate intangibles) of the Company and its Subsidiaries not subject to a Lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth in Section 6.4(d) hereof any investment in an unconsolidated limited partnership, unconsolidated limited liability company or other unconsolidated entity will be excluded from Total Unencumbered Assets if any real estate asset owned by such unconsolidated limited partnership, unconsolidated limited liability company or other unconsolidated entity is subject to a Lien securing Debt.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets and related intangibles of the Company and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP.

“Uniform Fraudulent Conveyance Act” means any applicable federal, provincial or state fraudulent conveyance legislation and any successor legislation.

“Uniform Fraudulent Transfer Act” means any applicable federal, provincial or state fraudulent transfer legislation and any successor legislation.

“Unsecured Debt” means Debt of the Company or any of its Subsidiaries that is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

“Voting Stock” means stock having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

ARTICLE II.
TERMS OF THE SECURITIES

Section 2.1	Title of the Securities.

There will be a Series of Securities designated the “4.50% Senior Notes due 2028.”

Section 2.2	Price.

The Initial Notes will be issued at a public offering price of 99.515% of the principal amount thereof, other than any offering discounts pursuant to the initial offering and resale of the Notes.

Section 2.3	Limitation on Initial Aggregate Principal Amount; Further Issuances.

The aggregate principal amount of the Notes initially will be limited to $350,000,000.  The Company may, without notice to or consent of the Holders, issue Additional Notes from time to time in the future in an unlimited principal amount, subject to compliance with the terms of the Indenture.

Nothing contained in this Section 2.3 or elsewhere in this First Supplemental Indenture, or in the Notes, is intended to or will limit execution by the Company or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 2.7, 2.8, 2.11, 3.6 or 9.6 of the Base Indenture.

Section 2.4	Interest and Interest Rates; Stated Maturity of Notes.

(a)           Each Note will bear interest at 4.50% per annum, from and including March 15, 2018 (or such other date as may be set forth in the certificate evidencing such Note) or, if later, the immediately preceding Interest Payment Date to which interest has been paid or provided for, and will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2018 (or such other date as may be set forth in the certificate evidencing such Note) (each, an “Interest Payment Date”), to the persons (the “Holders”) in whose name the applicable Notes are registered at the close of business on the March 1 or September 1 (regardless of whether such day is a Business Day) immediately preceding the applicable Interest Payment Date, as the case may be (each, a “Record Date”).  Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)           If the Company redeems the Notes in accordance with the terms of such Note, the Company will pay accrued and unpaid interest to but not including the Redemption Date, to the Holder that surrenders such Note for redemption. However, if a redemption falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date.

(c)           The Stated Maturity of the Notes will be March 15, 2028.

(d)           If any Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable as a result of such delay.

Section 2.5	Withholding of Interest; Method of Payment.

The Company or Paying Agent may withhold from payments of interest and upon redemption pursuant to Article II of the Base Indenture, maturity or otherwise, any amounts Company or Paying Agent is required to withhold by law.  Interest will be payable at the office of the Company maintained by the Company for such purposes, which will initially be an office or agency of the Trustee.  The Company will pay interest (i) on any Notes in certificated form by wire transfer of immediately available funds to the account specified by the Holder (which account will be within the United States) in writing to the Paying Agent at least 15 days prior to the Interest Payment Date, or if no account is specified, by check mailed to the address of the person entitled thereto, or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.  Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) will forthwith cease to be payable to the Holder registered as such on the relevant Record Date, and such Defaulted Interest will be paid by the Company, at its election in each case, as provided in clause (i) or (ii) below:

(a)           The Company may elect to make payment of any Defaulted Interest to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on a special record date for the payment of such Defaulted Interest, which will be fixed in the following manner.  The Company will notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (which will be not less than twenty-five (25) calendar days after the receipt by the Trustee of such notice, unless the Trustee will consent to an earlier date), and at the same time the Company will deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Interest or will make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this clause provided.  Thereupon the Company will fix a special record date for the payment of such Defaulted Interest which will be not more than fifteen (15) calendar days and not less than ten (10) calendar days prior to the date of the proposed payment, and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment (unless the Trustee will consent to an earlier date).  The Company will promptly notify the Trustee in writing of such special record date and will cause notice of the proposed payment of such Defaulted Interest and the special record date therefor to be sent by electronic transmission or mailed, first-class postage prepaid, to each Holder at its address as it appears in the register, not less than ten (10) calendar days prior to such special record date. Notice of the proposed payment of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest will be paid to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on such special record date and will no longer be payable pursuant to the following clause (ii) of this Section 2.5.

(b)           The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment will be deemed practicable by the Trustee.

Section 2.6	Currency.

Principal and interest on the Notes will be payable in United States Dollars.

Section 2.7	Additional Notes.

The Company will be entitled, from time to time, without the consent of the Holders, to create and issue Additional Notes having the same terms and conditions as the Notes in all respects (except for any difference in the issue date, issue price, interest accrued prior to the issue date of the Additional Notes, if applicable, the first interest payment date) and with the same CUSIP number so long as such Additional Notes are fungible for U.S. federal income tax purposes with the previously outstanding Notes.  Additional Notes issued in this manner will be consolidated with and will form a single series with the previously outstanding Notes.

With respect to any Additional Notes, the Company will set forth in a Board Resolution and an Officer’s Certificate, a copy of each of which will be delivered to the Trustee, the following information:

(i)             the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and

(ii)            the issue price, the issue date, the first Interest Payment Date and the CUSIP number of such Additional Notes.

The Company will otherwise comply the procedures set forth in the Indenture with respect to the issuance, authentication and delivery of any Additional Notes.

Section 2.8	Redemption.

The Notes may be redeemed at the option of the Company prior to the Stated Maturity as provided in Article IV hereof.

Section 2.9	No Sinking Fund.

The provisions of Article XI of the Base Indenture will not be applicable to the Notes.

Section 2.10	Registrar, Paying Agent and Other Roles.

The Trustee will initially serve as Registrar, Paying Agent, Notice Agent and notes custodian for the Notes.

ARTICLE III.
FORM OF THE SECURITIES

Section 3.1	Global Form.

The Notes will initially be issued in the form of one or more permanent Global Notes.  The Notes will not be issuable in definitive form except as provided in Section 3.2(a) of this First Supplemental Indenture.  The Notes and the Trustee’s certificate of authentication will be substantially in the form attached as Exhibit A hereto.  The Company will execute and the Trustee will, in accordance with Section 2.3 of the Base Indenture, authenticate and hold each Global Note as custodian for the Depositary.  Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the custodian, at the direction of the Trustee. The terms and provisions contained in the form of Note attached as Exhibit A hereto will constitute, and are hereby expressly made, a part of the Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.2	Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes.  A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes will be exchanged by the Company for Definitive Notes if:

(i)             the Depositary (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

(ii)            the Company, at its option, notifies the Trustee in writing that the Company elects to cause the issuance of the Certificated Notes; or

(iii)           upon request from the Depositary if there has occurred and is continuing a default or Event of Default with respect to the Notes.

Upon the occurrence of any of the preceding events in (i) (ii) or (iii) above, Definitive Notes will be issued in such names as the Depositary will instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11 of the Base Indenture.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 3.2 or Section 2.8 and 2.11 of the Base Indenture, will be authenticated and delivered in the form of, and will be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 3.2(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.2(c) or (d) hereof.

(b)           Legend.  Any Global Note issued under this First Supplemental Indenture will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.2 OF THE FIRST SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.2 OF THE FIRST SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(c)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of the Indenture and the Applicable Procedures.  Transfers of beneficial interests in the Global Notes will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)            Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Global Note may be transferred to persons who take delivery thereof in the form of a beneficial interest in a Global Note.  No written orders or instructions will be required to be delivered to the Registrar to effect the transfers described in this Section 3.2(c)(1).

(2)            All Other Transfers of Beneficial Interests in Global Notes.  In connection with all transfers of beneficial interests that are not subject to Section 3.2(c)(1) above, the transferor of such beneficial interest must deliver to the Registrar both:

(i)          a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)         instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in the Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee will adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.2(g) hereof.

(d)           Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes.  If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a person who takes delivery thereof in the form of a Definitive Note pursuant to Section 3.2(a), then, upon satisfaction of the conditions set forth in Section 3.2(c)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.2(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.2(d) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant.  The Trustee will deliver such Definitive Notes to the persons in whose names such Notes are so registered.

(e)           Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.  A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous paragraph at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of a Company Order, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(f)            Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.2(f), the Registrar will register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder will present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing.  A Holder of Definitive Notes may transfer such Notes to a person who takes delivery thereof in the form of a Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar will register the Definitive Notes pursuant to the instructions from the Holder thereof.

(g)           Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

Section 3.3	General Provisions Relating to Transfers and Exchanges.

(a)           To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of a Company Order in accordance with Section 3.2 hereof or at the Registrar’s request.

(b)           No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11 and 9.6 of the Base Indenture and Section 4.3 hereof).

(c)           The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(d)           All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e)           Neither the Registrar nor the Company will be required:

(i)            to issue, register the transfer of or to exchange any Note during a period beginning at the opening of business fifteen (15) days before the mailing or sending of a notice of redemption under Article IV hereof and ending at the close of business on the date on which the relevant notice of redemption is deemed to have been given to all Holders of Notes to be so redeemed;

(ii)            to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(iii)           to issue, register the transfer of or to exchange any Note between          the Record Date and Interest Payment Date.

(f)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company will be affected by notice to the contrary.

(g)           The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.3 of the Base Indenture.

(h)           Except as may be required by the Trustee’s internal record requirements or applicable law, all certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 3.3 to effect a registration of transfer or exchange may be submitted by facsimile.

(i)            The transferor of any Note will provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045.  The Trustee may rely on the information provided to it and will have no responsibility to verify or ensure the accuracy of such information.

(j)            In connection with any proposed transfer outside the book entry system, there will be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045.  The Trustee may rely on the information provided to it and will have no responsibility to verify or ensure the accuracy of such information.

(k)           None of the Trustee or any Agent will have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof

(l)            None of the Trustee or any Agent will have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes.

ARTICLE IV.
REDEMPTION OF NOTES

The provisions of Article III of the Base Indenture, as amended by the provisions of this First Supplemental Indenture, will apply to the Notes.

Section 4.1	Optional Redemption of Notes.

(a)           The Company will have the right to redeem the Notes at its option and in its sole discretion at any time or from time to time prior to the Par Call Date, in whole or in part.  The redemption price (“Redemption Price”) will equal the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 30 basis points (0.30% or 30 one-hundredths of one percent), plus, in each case, accrued and unpaid interest thereon to, but not including, the Redemption Date; provided, however, that if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest, if any, on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date and such amount of interest will not be included in the redemption price (including the present value referred to above).  Notwithstanding the foregoing, if the Notes are redeemed on or after the Par Call Date, the Redemption Price will be equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest, if any, accrued thereon to, but excluding, the Redemption Date; provided, however, that if the redemption date falls after a record date and on or prior to the corresponding interest payment date, the Company will pay the full amount of accrued and unpaid interest, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date and such amount of interest will not be included in the redemption price.  The Trustee shall have no duty to calculate or verify the calculations of the Adjusted Treasury Rate or the Comparable Treasury Price.

(b)           The Company will not redeem the Notes pursuant to Section 4.1(a) hereof on any date if the principal amount of the Notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date (except in the case of an acceleration resulting from a default by the Company in the payment of the Redemption Price with respect to the Notes to be redeemed).

(c)           Any redemption and notice of redemption may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

Section 4.2	Notice of Optional Redemption, Selection of Notes.

(a)           In case the Company will desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 4.2 hereof, it will fix a date for redemption and it or, at its written request received by the Trustee not fewer than five (5) Business Days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be mailed (or sent by electronic transmission), the Trustee in the name of and at the expense of the Company, will mail (or send by electronic transmission) or cause to be mailed (or sent by electronic transmission) a notice of such redemption not fewer than thirty (30) calendar days nor more than sixty (60) calendar days prior to the Redemption Date to each Holder of Notes so to be redeemed in whole or in part at its last address as the same appears on the Note Register; provided, that if the Company makes such request of the Trustee, it will, together with such request, also give written notice of the Redemption Date to the Trustee; provided further that the text of the notice will be prepared by the Company.  Such mailing will be by first class mail (unless sent by electronic transmission).  The notice, if mailed in the manner herein provided, will be conclusively presumed to have been duly given, whether or not the Holder receives such notice.  In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part will not affect the validity of the proceedings for the redemption of any other Note.

(b)           Each such notice of redemption will specify: (i) the aggregate principal amount of Notes to be redeemed, (ii) the CUSIP number or numbers, if any, of the Notes being redeemed, (iii) the Redemption Date (which will be a Business Day), (iv) the Redemption Price at which Notes are to be redeemed, (v) the place or places of payment and that payment will be made upon presentation and surrender of such Notes and (vi) that interest accrued and unpaid to, but excluding, the Redemption Date will be paid as specified in said notice, and that, unless the Company defaults in the payment of the redemption price, on and after said date interest thereon or on the portion thereof to be redeemed will cease to accrue, and if such redemption is subject to the satisfaction of one or more conditions precedent, such notice will state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions will be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions will not have been satisfied by the Redemption Date, or by the Redemption Date so delayed.  If fewer than all the Notes are to be redeemed, the notice of redemption will identify the Notes to be redeemed (including CUSIP numbers, if any).  In case any Note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof to be redeemed and will state that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued.

(c)           Whenever any Notes are to be redeemed, the Company will give the Trustee written notice of the Redemption Date, together with an Officer’s Certificate as to the aggregate principal amount of Notes to be redeemed not fewer than five Business Days (or such shorter period of time as may be acceptable to the Trustee) prior to the date notice of redemption is being sent to Holders.

(d)           Subject to the satisfaction of any conditions of a conditional redemption, on or prior to the Redemption Date specified in the notice of redemption given as provided in this Section 4.2, the Company will deposit with the Paying Agent an amount of monies in immediately available funds sufficient to redeem on the Redemption Date all the Notes (or portions thereof) so called for redemption at the appropriate Redemption Price; provided, that if such payment is made on the Redemption Date, it must be received by the Paying Agent, by 11:00 a.m., New York City time, on such date.  The Company will be entitled to retain any interest, yield or gain on amounts deposited with the Paying Agent pursuant to this Section 4.2(d) in excess of amounts required hereunder to pay the Redemption Price (it being acknowledged that the Trustee have no obligation to invest any such deposit).

(e)           If less than all of the outstanding Notes are to be redeemed, the Trustee will select the Notes or portions thereof of the Global Note or the Notes in certificated form to be redeemed (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof), on a pro rata basis, by lot, or such other method the Trustee deems fair and appropriate or is required by the Depositary; provided, however, that so long as the notes are represented by one or more Global Notes, interests in such Global Notes will be selected for redemption by DTC in accordance with its standard procedures therefor.  The Notes (or portions thereof) so selected for redemption will be deemed duly selected for redemption for all purposes hereof.

Section 4.3	Payment of Notes Called for Redemption by the Company.

(a)           If notice of redemption has been given as provided in Section 4.2 hereof, and subject to the satisfaction of any conditions of a conditional redemption, the Notes or portion of Notes with respect to which such notice has been given will become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Company defaults in the payment of such Notes at the Redemption Price, so long as Paying Agent holds funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be outstanding on and after the Redemption Date, (b) subject to the right of holders as of the close of business on a record date to receive the corresponding interest payment, interest on the Notes or portion of Notes so called for redemption will cease to accrue on and after the Redemption Date and (c) the Holders of the Notes will have no right in respect of such Notes except the right to receive the Redemption Price thereof.  On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof will be paid and redeemed by the Company at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date; provided, however, if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest and premium, if any, due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date.

(b)          Upon presentation of any Note redeemed in part only, the Company will execute and the Trustee will authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.

ARTICLE V.
[RESERVED]

ARTICLE VI.
ADDITIONAL COVENANTS

The following additional covenants will apply with respect to the Notes so long as any of the Notes remain outstanding:

Section 6.1	Maintenance of Office or Agency.

The Company will maintain an office or agency in the United States where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or redemption and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served. As of the date of the Indenture, such office will be the Corporate Trust Office and, at any other time, at such other address as the Trustee may designate from time to time by notice to the Company. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency not designated or appointed by the Trustee. If at any time the Company will fail to maintain any such required office or agency or will fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office. Notwithstanding the foregoing, the Corporate Trust Office will not be a place for service of legal process on the Company.

The Company may also from time to time designate co-registrars and one or more offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby initially designates the Trustee as Paying Agent, Registrar and the Corporate Trust Office will be considered as one such office or agency of the Company for each of the aforesaid purposes.

Section 6.2	Appointments to Fill Vacancies in Trustee’s Office.

The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, upon the terms and conditions and otherwise as provided in Section 7.8 of the Base Indenture, a Trustee, so that there will at all times be a Trustee hereunder.

Section 6.3	Reports.

This Section 6.3 will replace Section 4.2 of the Base Indenture with respect to the Notes only.

The Company will:

(a)           file with or deliver to the Trustee, within fifteen (15) days after the Company files them with the Commission, copies of the annual reports and information, documents and other reports which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to those Sections, then the Company will file with or deliver to the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission under the Exchange Act, such of the supplementary and periodic information, documents and reports that Section 13 of the Exchange Act would require with respect to a security listed and registered on a national securities exchange, and within the time periods otherwise required by the rules and regulations of the SEC; and

(b)           file with or deliver to the Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations.

Reports, information and documents filed with the Commission via the EDGAR system (or any successor thereto) will be deemed to be delivered to the Trustee as of the time of such filing via EDGAR (or such successor) for purposes of this covenant; provided, however, that the Trustee will have no obligation whatsoever to determine whether or not such reports, information or documents have been filed via EDGAR (or any successor thereto).  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including its compliance with any of its covenants relating to the notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

Section 6.4	Limitations on Incurrence of Debt.

(a)           The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of the following (without duplication): (1) the Company’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available plus (2) the aggregate undepreciated cost of any investments in real estate assets or mortgages receivable acquired, and the net aggregate amount of any securities offering proceeds and Debt proceeds received (to the extent such proceeds were not used to invest in real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, minus the aggregate undepreciated cost of any investments in real estate assets or mortgages receivable disposed of since the end of such fiscal quarter.

(b)           The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of the Company’s or any of its Subsidiaries’ property or assets, whether owned on the date of the indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all of the Company’s and its Subsidiaries’ outstanding Debt that is secured by a Lien on any of the Company’s and its Subsidiaries’ property or assets is greater than 40% of the sum of (without duplication): (1) the Company’s and its Subsidiaries’ Total Assets as of the last day of the then most recently ended fiscal quarter for which financial information is available; plus (2) the aggregate undepreciated cost of any investments in real estate assets or mortgages receivable acquired, and the net aggregate amount of any securities offering proceeds and Debt proceeds received (to the extent such proceeds were not used to invest in real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, minus the aggregate undepreciated cost of any investments in real estate assets or mortgages receivable disposed of since the end of such fiscal quarter.

(c)           The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred will have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions:

(i)             such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(ii)            the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(iii)           in the case of any acquisition or disposition or the placement of any assets in service or removal of any assets from service by Company or any of its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition, disposition, placement in service or removal from service had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the calculation described in this Section 6.4(c) or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the daily rate which was, or would have been, in effect at the end of such four-quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period.  For purposes of this Section 6.4(c), Debt will be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or such Subsidiary will create, assume, guarantee or otherwise become liable in respect thereof.

(d)           The Company will not have at the end of each fiscal quarter Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding Unsecured Debt determined on a consolidated basis in accordance with GAAP.

Section 6.5	Insurance.

The Company will, and will cause each of its Subsidiaries to, keep in force upon all of the Company’s and each of its Subsidiaries’ properties and operations insurance policies carried with reputable companies in such amounts and covering all such risks as is customary in the industry in which the Company and its Subsidiaries do business in accordance with prevailing market conditions and availability.

Section 6.6	Maintenance of Properties.

The Company will cause all of its properties used or useful in the conduct of the business of the Company or any of its Subsidiaries to be maintained and kept in good condition, repair and working order, normal wear and tear, casualty and condemnation excepted, and supplied with all necessary equipment and the Company will cause all necessary repairs, renewals, replacements, betterments and improvements to be made, all as in the Company’s judgment may be necessary in order for the Company to at all times properly and advantageously conduct its business carried on in connection with such properties, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s business.  The Company will not be prevented from (1) removing permanently any property that has been condemned or suffered a casualty loss, if it is in their best interests; (2) discontinuing maintenance or operation of any property if, in the Company’s reasonable judgment, such removal is in the best interest of the Company and is not disadvantageous in any material respect to the holders of the notes; or (3) selling or otherwise disposing for value its properties in the ordinary course of business consistent with the terms of the Indenture.

Section 6.7	Payment of Taxes and Other Claims.

The Company will pay or discharge or cause to be paid or discharged before it becomes delinquent: (i) all material taxes, assessments and governmental charges levied or imposed on the Company or any of its Subsidiaries or on their respective income, profits or property; and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the Company or its Subsidiaries respective properties; provided, however, that the Company will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith.

Section 6.8	Existence.

This Section 6.8 will replace Section 4.5 of the Base Indenture with respect to the Notes only.

Subject to Article VII hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, and rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any such right or franchise if the Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of the Company.

ARTICLE VII.
SUCCESSORS

Sections 7.1 and 7.3 hereof will replace Sections 5.1 and 5.2 of the Base Indenture with respect to the Notes only.

Section 7.1	When Company May Merge, Etc.

Nothing contained in the Indenture or in the Notes will prevent any consolidation or merger of the Company with or into any other person or persons (whether or not affiliated with the Company), or successive consolidations or mergers in which either the Company will be the continuing entity or the Company or its successor or successors will be a party or parties, or will prevent any sale, conveyance, transfer or lease of all or substantially all of the property of the Company, to any other person (whether or not affiliated with the Company); provided, however, that the following conditions are met:

(a)           the Company will be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any consolidation or merger or which received the transfer of assets is domiciled in the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture payment of the principal of and premium, if any, and interest on, and any redemption price of, all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

(b)           immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing; and

(c)           either the Company or the successor person, in either case, has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article VII and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 7.2	[Reserved]

Section 7.3	Successor Corporation Substituted.

If the Company, in any transaction or series of related transactions, consolidates or amalgamates with or merges into any person or sells, assigns, transfers, leases or otherwise conveys all or substantially all its consolidated assets to any person, in each case in accordance with Section 7.1, the successor person formed by or resulting from such consolidation, amalgamation or merger or to which such sale, assignment, transfer, lease or other conveyance of all or substantially all of the properties and assets of the Company, is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company, under the Indenture, with respect to the outstanding Notes, with the same effect as if such successor person had been named as the Company herein; and thereafter, except in the case of a lease, the predecessor person will be released from all obligations and covenants under the Indenture and the Notes.

ARTICLE VIII.
DEFAULTS AND REMEDIES

Sections 8.1 and 8.2 hereof will replace Sections 6.1 and 6.2 of the Base Indenture with respect to the Notes only.

Section8.1	Events of Default.

“Event of Default,” wherever used herein or in the Base Indenture with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)           default for thirty (30) days in the payment of any installment of interest on the Notes; or

(b)           default in the payment of the principal amount or Redemption Price due with respect to the Notes, when the same becomes due and payable; provided, however, that a valid extension of the maturity of the Notes in accordance with the terms hereof will not constitute a default in the payment of principal; or

(c)           the Company fails to comply with any of the Company’s other agreements contained in the Notes or the Indenture upon receipt by the Company of notice of such default by the Trustee or by Holders of not less than twenty five percent (25%) in aggregate principal amount of the Notes then outstanding (with  copy to the Trustee) and the Company fails to cure (or obtain a waiver of) such default within sixty (60) days after the Company receives such notice; or

(d)           failure to pay any Debt (other than Non-Recourse Debt) for money borrowed by the Company or any Significant Subsidiary in an outstanding principal amount in excess of $100,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which Debt (other than Non-Recourse Debt) is not discharged, or such default in payment or acceleration is not cured or rescinded, within thirty (30) days after written notice to the Company from the Trustee (or to the Company and the Trustee from Holders of at least twenty five percent (25%) in principal amount of the outstanding Notes); or

(e)           the Company or Significant Subsidiary pursuant to or under or within meaning of any Bankruptcy Law: (i) commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Company or Significant Subsidiary or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or Significant Subsidiary or any substantial part of the property of the Company or Significant Subsidiary; (ii) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Company or Significant Subsidiary; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of creditors;

(f)            an involuntary case or other proceeding will be commenced against the Company or Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Companyr or Significant Subsidiary or any substantial part of the property of the Company or Significant Subsidiary, and such involuntary case or other proceeding will remain undismissed and unstayed for a period of thirty (30) calendar days; or

(g)           one or more uninsured or unbonded final judgments being rendered against the Company or any of its subsidiaries that, individually or in the aggregate, exceed $100,000,000 and remains in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days (whether or not consecutive) during any calendar year; or

(h)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company or Significant Subsidiary in an involuntary case or proceeding; (ii) appoints a trustee, receiver, liquidator, custodian or other similar official of the Company or Significant Subsidiary or any substantial part of the property of the Company or Significant Subsidiary; or (iii) orders the liquidation of the Company or Significant Subsidiary; and, in each case in this clause (h), the order or decree remains unstayed and in effect for thirty (30) calendar days.

Section 8.2	Acceleration of Maturity; Rescission and Annulment.

If an Event of Default (other than an Event of Default referred to in Section 8.1(e), 8.1(f) or 8.1(h) with respect to the Company) occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the principal amount of and accrued and unpaid interest, if any, on all of the outstanding Notes (or, if any Notes have been called for redemption at the time of such acceleration, the redemption price therefor, if greater than such principal and interest) to be due and payable immediately, by a written notice to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, will become immediately due and payable.  If an Event of Default specified in Section 8.1(e), 8.1(f) or 8.1(h) occurs with respect to the Company, the principal amount (or specified amount) of and accrued and unpaid interest, if any, on all outstanding Notes will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after the principal amount of and premium, if any, and interest on the Notes will have been so declared due and payable, and before any judgment or decree for the payment of the monies due will have been obtained or entered as hereinafter provided, Holders of a majority in aggregate principal amount of the Notes then outstanding on behalf of the Holders of all of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default and rescind and annul such declaration and its consequences, subject in all respects to Section 6.13 of the Base Indenture and Section 10.1 hereof, if: (a) all Events of Default, other than the nonpayment of the principal amount and any accrued and unpaid interest (or, if applicable, the redemption price) that have become due solely because of such acceleration, have been cured or waived; and (b) the Company has deposited with the Trustee all required payments of the principal of and premium and interest on, and the redemption price of, the Notes, plus the reasonable compensation and reimbursement for the Trustee’s expenses, disbursements and advances pursuant to Section 7.7 of the Base Indenture.  No such rescission and annulment will extend to or will affect any subsequent Default or Event of Default, or will impair any right consequent thereon.  The Company will notify in writing a Responsible Officer of the Trustee, promptly upon becoming aware thereof, of any Event of Default, as provided in Section 4.3 of the Base Indenture.

ARTICLE IX.
NOTICE OF DEFAULTS

Section 9.1 hereof will replace Section 7.5 of the Base Indenture with respect to the Notes only.

Section 9.1	Notice of Defaults.

The Trustee will, within ninety (90) calendar days after a Responsible Officer of the Trustee has actual knowledge of the occurrence of a Default, mail (or send by electronic transmission) to all Noteholders, as the names and addresses of such Holders appear upon the Note Register, notice of all Defaults known to a Responsible Officer, unless such Defaults will have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of the principal of (including the Redemption Price upon redemption pursuant to Article III hereof), or premium or interest on any of the Notes, the Trustee will be protected in withholding such notice if and so long as a trust committee of directors and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Noteholders.

ARTICLE X.
WAIVER OF PAST DEFAULTS; LIMITATION ON SUITS

Sections 10.1 and 10.2 hereof will replace Sections 6.13 and 6.7, respectively, of the Base Indenture with respect to the Notes only.

Section 10.1	Waiver of Past Defaults.

The Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder with respect to the Notes and its consequences, except a Default in the payment of the principal of or premium or interest on, or the redemption price of, any Notes or a Default with respect to a covenant or provision of the Indenture which under Article XII hereof cannot be modified or amended without the consent of the Holder of each outstanding Note affected (provided, however, that the Holders of a majority in principal amount of the outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration as set forth in Section 6.2 of the Base Indenture). Upon any such waiver, such Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, for every purpose of the Indenture; but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

Section 10.2	Limitation on Suits.

No Holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

(a)           such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

(b)           the Holders of at least 25% in principal amount of the outstanding Notes will have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(c)           such Holder or Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request;

(d)           the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e)           no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Notes;

it being understood, intended and expressly covenanted by the Holder of every Note with every other Holder and the Trustee that no one or more of such Holders will have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders of Notes.

ARTICLE XI.
SATISFACTION AND DISCHARGE; DEFEASANCE

Sections 11.1, 11.2 and 11.3 hereof will replace Sections 8.1, 8.3, and 8.4, respectively, of the Base Indenture with respect to the Notes only.

Section 11.1	Satisfaction and Discharge of Indenture.

The Indenture will upon Company Order cease to be of further effect (except as hereinafter provided in this Section 11.1), and the Trustee, at the expense of the Company, will execute such instruments reasonably requested by the Company acknowledging satisfaction and discharge of the Indenture, when:

(i)            either:

(a)           all Notes theretofore authenticated and delivered (other than Notes that have been destroyed, lost or stolen and that have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)           all such Notes not theretofore delivered to the Trustee for cancellation:

(i)          have become due and payable, or

(ii)         will become due and payable at their Stated Maturity within one year, or

(iii)        have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, or

(iv)        are deemed paid and discharged pursuant to Section 11.2, as applicable;

and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be irrevocably deposited with the Trustee or Paying Agent as trust funds in trust an amount of money or U.S. Government Obligations or combination thereof sufficient for the purpose of paying and discharging the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal, premium and interest to the date of such deposit (in the case of Notes that have become due and payable on or prior to the date of such deposit) or to the Stated Maturity or redemption date, as applicable, provided, however, that there will not exist, on the date of such deposit, a Default or Event of Default; provided, further, that such deposit will not result in a breach or violation of, or constitute a Default under, the Indenture or any other agreement or instrument to which the Company is a party or to which the Company is bound;

(ii)           the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(iii)          the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent (and in the case of the Officer’s Certificate, covenants) herein provided for relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company to the Trustee under Section 7.7 of the Base Indenture, and, if money will have been deposited with the Trustee pursuant to clause (a) of this Section, the provisions of Sections 2.4, 2.7, 2.8, 8.2 and 8.5 of the Base Indenture will survive.

Section 11.2	Legal Defeasance of Notes.

The Company will be deemed to have paid and discharged the entire indebtedness on all the outstanding Notes on the date the conditions set forth in this Section 11.2 are satisfied, and the provisions of the Indenture, as it relates to such outstanding Notes, will no longer be in effect and the Guarantee will terminate with respect to the Notes (and the Trustee, at the expense of the Company, will, upon receipt of a Company Order, execute instruments acknowledging the same), except as to:

(a)           the rights of Holders of Notes to receive, from the trust funds described in subparagraph (i) hereof, payment of the principal of and each installment of principal of and interest on the outstanding Notes on the Maturity of such principal or installment of principal or interest;

(b)           the provisions of Sections 2.3, 2.4, 2.6, 2.7, 2.8, 2.11, 2.12, 6.8, 8.2, 8.3 (as modified hereby), 8.5 and 8.6 of the Base Indenture and Sections 3.2, 6.1, 6.8 and this 11.2 of this First Supplemental Indenture; and

(c)           the rights, powers, trust, duties,  indemnities and immunities of the Trustee and the Company hereunder and the Company’s obligations in connection therewith;

provided that, the following conditions will have been satisfied:

i.             the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient without consideration of reinvestment, in the written opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium and interest on, the outstanding Notes on the Maturity Date or on the Redemption Date of the Notes, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

ii.             the Company will have delivered to the Trustee an Opinion of Counsel confirming that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

iii.            no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other indebtedness being defeased, discharged or replaced), and the granting of liens to secure such borrowings);

iv.           such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other indebtedness being defeased, discharged or replaced) to which the Company is a party or by which the Company is bound;

v.            no Event of Default with respect to the Notes under Section 8.1 (e), (f) or (h) or event that with notice or lapse of time or both would become an Event of Default with respect to such Notes under Section 8.1 (e), (f) or (h) will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit (it being understood that this condition to defeasance under Section 11.2 will not be deemed satisfied until the expiration of such period);

vi.           the Company will have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over their other creditors with the intent of defeating, hindering, delaying or defrauding any of their creditors or others; and

vii.           the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent (and in the case of the Officer’s Certificate, covenants) provided for relating to the defeasance contemplated by this Section have been complied with.

Following satisfaction of the conditions set forth above, the Notes will thereafter be deemed outstanding only for the purposes of sections of the Indenture set forth in clause (b) above.

Section 11.3	Covenant Defeasance.

The Company may omit to comply with respect to the Notes with any term, provision or condition set forth under Sections 4.2 (as modified hereby), 4.3, 4.4 and 5.1 (as modified hereby) of the Base Indenture as well as any covenants specified in Sections 6.3 through 6.7 and Sections 7.1 and 7.3 of this First Supplemental Indenture (and the failure to comply with any such covenants will not constitute a Default or Event of Default with respect to the Notes under Section 8.1 hereof) with respect to the Notes, provided that the following conditions will have been satisfied:

(a)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient without consideration of reinvestment, in the written opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, and premium and interest on, or the redemption price of, the outstanding Notes on the Maturity Date or on the Redemption Date of the Notes, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(b)           the Company will have delivered to the Trustee an Opinion of Counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(c)           no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other indebtedness being defeased, discharged or replaced), and the granting of liens to secure such borrowings);

(d)           such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other indebtedness being defeased, discharged or replaced) to which the Company is a party or by which the Company is bound;

(e)           the Company will have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes over their other creditors with the intent of defeating, hindering, delaying or defrauding any of their creditors or others; and

(f)            the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent (and in the case of the Officer’s Certificate, covenants) provided for relating to the defeasance contemplated by this Section have been complied with.

Following satisfaction of the conditions set forth above, the Notes will thereafter be deemed not outstanding for the purpose of any direction, waiver, consent or declaration or act of Holders (and the consequences thereof) in connection with such covenants set forth in the preceding paragraph, but will continue to be deemed outstanding for all other purposes hereunder.

ARTICLE XII.
AMENDMENTS AND WAIVERS

Sections 8.1 and 8.2 hereof will replace Sections 9.1, 9.2 and 9.3 of the Base Indenture with respect to the Notes only.

Section 12.1	Without Consent of Holders.

The Company and the Trustee may, from time to time, and at any time enter into an indenture or indentures supplemental without the consent of the Holders of the Notes hereto for one or more of the following purposes:

(a)            to evidence a successor to the Company as obligor under the Indenture with respect to the Notes;

(b)           to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company in the Indenture;

(c)           to add Events of Default for the benefit of the Holders of the Notes;

(d)           to amend or supplement any provisions of the Indenture; provided, that no such amendment or supplement, together with all other such amendments or supplements made pursuant to this clause (d), materially adversely affects the interests of the Holders of any Notes then outstanding;

(e)            to secure the Notes;

(f)            to provide for the acceptance of appointment of a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(g)           to provide for rights of Holders of the Notes if any consolidation, merger or sale of all or substantially all of the Company’s consolidated property or assets occurs;

(h)           to cure any ambiguity, defect or inconsistency in the Indenture; provided that this action will not adversely affect the interests of the Holders of the Notes in any material respect;

(i)             to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

(j)             to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the Notes; provided, that the action will not adversely affect the interests of the Holders of the Notes in any material respect;

(k)            to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(l)             to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(m)           to add guarantors for the benefit of Holders of the Notes; and

(n)           to conform the text of the Indenture or the Notes to any provision of the description thereof set forth in the Prospectus to the extent that such provision in the Prospectus was intended to be a verbatim recitation of a provision of the Indenture or the Notes (as certified in an Officer’s Certificate).

Upon the written request of the Company, accompanied by a copy of the resolutions of the Board of Directors certified by the Company’s Secretary or Assistant Secretary authorizing the execution of any supplemental indenture and the documents required by Sections 9.7 and 10.4 of the Base Indenture, the Trustee is hereby authorized to join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained and to accept the conveyance, transfer and assignment of any property thereunder, but the Trustee will not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

Section 12.2	With Consent of Holders.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture with respect to the Notes or any supplemental indenture or modifying in any manner the rights of the Holders of the Notes; provided that no such supplemental indenture will, without the consent of each Holder so affected:

(a)           change the Stated Maturity of the principal of, or premium, if any, or any installment of interest, if any, on, the Notes, or reduce the principal amount thereof or the premium, if any, thereon or the rate (or modify the calculation of such rate) of interest thereon, or reduce the amount payable upon redemption thereof at the option of the Company, or adversely affect the right of repayment of the Holder, or change the place of payment where or the coin or currency in which the principal of, any premium or interest on the Notes is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) in each case as such Stated Maturity, Redemption Date or date for repayment may, if applicable, be extended in accordance with the terms of the Notes, or

(b)           reduce the percentage in aggregate principal amount of the Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain Defaults hereunder and their consequences) provided for in Section 6.13 of the Base Indenture, or reduce the requirements of Section 14.4 for quorum or voting, or

(c)           modify any of the provisions of this Section or Section 6.13 of the Base Indenture except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(d)           modify or affect in any manner adverse to the Holders the terms and conditions of the Company’s obligations in respect of the payment of principal, premium and interest on the Notes, including the ranking of the Notes.

Upon the written request of the Company, accompanied by a copy of the resolutions of the Board of Directors certified by the Company’s Secretary or Assistant Secretary authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid and the documents required by Sections 9.7 and 10.4 of the Base Indenture, the Trustee will join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such supplemental indenture.

It will not be necessary for the consent of the Holders under this Section 12.2 to approve the particular form of any proposed supplemental indenture, but it will be sufficient if such consent will approve the substance thereof.

ARTICLE XIII.
[RESERVED]

ARTICLE XIV.
MEETINGS OF HOLDERS OF NOTES

Section 14.1	Purposes for Which Meetings May Be Called.

A meeting of Holders may be called at any time and from time to time pursuant to this Article XIV to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other act provided by the Indenture to be made, given or taken by Holders.

Section 14.2	Call, Notice and Place of Meetings.

(a)           The Trustee may at any time call a meeting of Holders for any purpose specified in Section 14.1 hereof, to be held at such time and at such place in The City of New York, New York as the Trustee will determine.  Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, will be given, in the manner provided in Section 10.2 of the Base Indenture, not less than 21 nor more than 180 days prior to the date fixed for the meeting.

(b)           In case at any time the Company or the Holders of at least 10% in principal amount of the outstanding Notes will have requested the Trustee to call a meeting of the Holders for any purpose specified in Section 14.1 hereof, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee will not have mailed notice of or made the first publication of the notice of such meeting within 21 days after receipt of such request or will not thereafter proceed to cause the meeting to be held as provided herein, then the Company or the Holders in the amount above specified, as the case may be, may determine the time and the place in the City of New York, New York, for such meeting and may call such meeting for such purposes by giving notice thereof as provided in clause (a) of this Section.

Section 14.3	Persons Entitled to Vote at Meetings.

To be entitled to vote at any meeting of Holders, a person will be (a) a Holder of one or more outstanding Notes, or (b) a person appointed by an instrument in writing as proxy for a Holder or Holders of one or more outstanding Notes by such Holder or Holders; provided, that none of the Company, any other obligor upon the Notes or any Affiliate of the Company will be counted for purposes of determining a quorum at any such meeting in respect of any Notes owned by such persons.  The only persons who will be entitled to be present or to speak at any meeting of Holders will be the persons entitled to vote at such meeting and their counsel, any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

Section 14.4	Quorum; Action.

The persons entitled to vote a majority in principal amount of the outstanding Notes will constitute a quorum for a meeting of Holders of Notes; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the outstanding Notes, the persons holding or representing the specified percentage in principal amount of the outstanding Notes will constitute a quorum.  In the absence of a quorum within thirty (30) minutes after the time appointed for any such meeting, the meeting will, if convened at the request of Holders, be dissolved.  In any other case the meeting may be adjourned for a period of not less than ten (10) days as determined by the chairman of the meeting prior to the adjournment of such meeting.  In the absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than ten (10) days as determined by the chairman of the meeting prior to the adjournment of such adjourned meeting.  Notice of the reconvening of any adjourned meeting will be given as provided in Section 14.2 hereof, except that such notice need be given only once not less than five (5) days prior to the date on which the meeting is scheduled to be reconvened.  Notice of the reconvening of an adjourned meeting will state expressly the percentage, as provided above, of the principal amount of the outstanding Notes which will constitute a quorum.

Except as limited by the proviso to Section 12.2 hereof, any action to be taken or resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid may be taken or adopted only by the affirmative vote of the Holders of a majority in principal amount of the outstanding Notes; provided, however, that, except as limited by the proviso to Section 12.2 hereof, any action to be taken or resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Notes may be taken or adopted at a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Notes.

Any resolution passed or decision taken at any meeting of Holders duly held in accordance with this Section 14.4 will be binding on all the Holders, whether or not such Holders were present or represented at the meeting.

Section14.5	Determination of Voting Rights; Conduct and Adjournment of Meetings.

(a)           Notwithstanding any other provisions of the Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it will deem appropriate.

(b)           The Trustee will, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting will have been called by the Company or by Holders as provided in Section 14.2(b) hereof, in which case the Company or the Holders calling the meeting, as the case may be, will in like manner appoint a temporary chairman.  A permanent chairman and a permanent secretary of the meeting will be elected by vote of the persons entitled to vote a majority in principal amount of the outstanding Notes represented at the meeting.

(c)           At any meeting, each Holder or proxy will be entitled to one (1) vote for each $1,000 principal amount of Notes held or represented by him; provided, however, that no vote will be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding.  The chairman of the meeting will have no right to vote, except as a Holder or proxy.

(d)           Any meeting of Holders duly called pursuant to Section 14.2 hereof at which a quorum is present may be adjourned from time to time by persons entitled to vote a majority in principal amount of the outstanding Notes represented at the meeting; and the meeting may be held as so adjourned without further notice.

Section 14.6	Counting Votes and Recording Action of Meetings.

The vote upon any resolution submitted to any meeting of Holders will be by written ballots on which will be subscribed the signatures of the Holders or of their representatives by proxy and the principal amounts and serial numbers of the outstanding Notes held or represented by them.  The permanent chairman of the meeting will appoint two (2) inspectors of votes who will count all votes cast at the meeting for or against any resolution and who will make and file with the secretary of the meeting their verified written reports in triplicate of all votes cast at the meeting.  A record, at least in triplicate, of the proceedings of each meeting of Holders will be prepared by the secretary of the meeting and there will be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 14.2 hereof and, if applicable, Section 14.4 hereof.  Each copy will be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one (1) such copy will be delivered to the Company and another to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting. Any record so signed and verified will be conclusive evidence of the matters therein stated.

ARTICLE XV.
MISCELLANEOUS PROVISIONS

Section 15.1	Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this First Supplemental Indenture by the TIA, such required or deemed provision will control.

Section 15.2	Governing Law and Waiver of Jury Trial.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE BASE INDENTURE, FIRST SUPPLEMENTAL INDENTURE OR THE NOTES, WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.  EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, THE GUARANTEE OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 15.3	Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement.  The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission will constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF will be deemed to be their original signatures for all purposes.

Section 15.4	Successors.

All agreements of the Company in this First Supplemental Indenture and the Notes will bind its successor. All agreements of the Trustee in this First Supplemental Indenture will bind its successor.

Section 15.5	Severability.

In case any provision in this First Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 15.6	Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and will in no way modify or restrict any of the terms or provisions hereof.

Section 15.7	Ratifications.

The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Indenture will be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture with respect to the Notes supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 15.8	Effectiveness.

The provisions of this First Supplemental Indenture will become effective as of the date hereof.

Section 15.9	The Trustee.

The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture. The Trustee will not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company. The recitals contained herein will be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof.  If and when the Trustee will be or become a creditor of the Company (or any other obligor upon the Notes), excluding any creditor relationship listed in TIA Section 311(b),  the Trustee will be subject to the provisions of the TIA regarding the collection of the claims against the Company (or any such other obligor).  If the Trustee has or will acquire a conflicting interest within the meaning of the TIA, the Trustee will either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and the Indenture.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

STORE CAPITAL CORPORATION, as the Company

By:	/s/ Michael T. Benett
Name: Michael T. Bennett
Title: Executive Vice President

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as the Trustee

By:	/s/ John T. Needham, Jr.
Name: John T. Needham, Jr.
Title: Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

STORE CAPITAL CORPORATION

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.2 OF THE FIRST SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.2 OF THE FIRST SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

STORE CAPITAL CORPORATION
4.50% SENIOR NOTES DUE 2028

Certificate No. [___]

CUSIP No.: [___]

ISIN: [___]

$[_______]

1 To be included only if the Note is issued in global form.

STORE Capital Corporation, a Maryland corporation (herein called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [Cede & Co.]2, or its registered assigns, the principal sum of [__________] MILLION DOLLARS ($[__________])[, or such other amount as is set forth in the Schedule of Exchanges of Interests in the Global Note on the other side of this Note,]2 on March 15, 2028 at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment will be legal tender for the payment of public and private debts, and to pay interest semi-annually in arrears on March 15 and September 15 of each year, commencing [__], on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 4.50%, from March 15 or September 15, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from [__], until payment of said principal sum has been made or duly provided for. The Company will pay interest to Holders of record on the March 1 or September 1 preceding the applicable March 15 or September 15 interest payment date, respectively, in accordance with the terms of the Indenture. The Company will pay interest on any Notes in certificated form by wire transfer of immediately available funds to the account specified by the Holder (which account will be within the United States) in writing to the Paying Agent at least 15 days prior to an Interest Payment Date, or if no account is specified, by check mailed to the address of the person entitled thereto, or on any Global Notes by wire transfer of immediately available funds to the account of the Depositary or its nominee.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions will for all purposes have the same effect as though fully set forth at this place.

This Note will not be valid or become obligatory for any purpose until the certificate of authentication hereon will have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

[Remainder of page intentionally left blank]

2 To be included only if the Note is issued in global form.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: [__]

STORE CAPITAL CORPORATION

By:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-named Indenture.

Dated: [__]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

STORE CAPITAL CORPORATION

4.50% SENIOR NOTES DUE 2028

This Note is one of a duly authorized issue of Securities of the Company, designated as its 4.50% Senior Notes due 2028 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of March 15, 2018 (herein called the “Base Indenture”), among the Company and Wilmington Trust, National Association, as trustee (herein called the “Trustee”), as supplemented by the Supplemental Indenture No. 1, dated as of March 15, 2018 (herein called the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), to which the Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. In the event of conflict between the provisions of the Indenture and the provisions of this Note, the provisions of the Indenture shall control to the extent of such conflict.  Capitalized terms used but not otherwise defined in this Note will have the respective meanings ascribed thereto in the Indenture.

Subject to the terms of the Indenture, if an Event of Default occurs, then the principal of, premium, if any, and accrued and unpaid interest on all Notes may become due and payable.

Subject to the terms of the Indenture, the Indenture contains provisions permitting the Company and the Trustee to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture will impair, as among the Company and the Holder of the Notes, the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the place, at the respective times, at the rate and in the coin or currency prescribed herein and in the Indenture.

Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in minimum denominations of $2,000 principal amount and any multiple of $1,000 in excess thereof.  At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Company will have the right to redeem the Notes under certain circumstances as set forth in Article IV of the First Supplemental Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

A director, officer, employee or stockholder (past or present), as such, of the Company will not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Notes.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*             Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Schedule of Exchanges of Interests in the Global Note3

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount at maturity of this Global Note	Amount of increase in principal amount at maturity of this Global Note	Principal amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or custodian

11

3 To be included only if the Note is issued in global form.